                                                                  EXHIBIT 10.29

                    [THOMAS & BETTS CORPORATION LETTERHEAD]

December 1, 2000

Mr. Gregory M. Langston
9528 Ednam Cove
Germantown, TN  38139

                                   RE:      EMPLOYMENT STATUS AND CONDITIONS OF
                                            TERMINATION FROM THOMAS & BETTS
Dear Greg:

         To clarify our prior discussion, I have outlined below the terms and conditions of your continued employment status as well as your termination from Thomas & Betts Corporation:

1. Until January 1, 2001, you will continue to be employed by Thomas & Betts. During this time, you will be available by telephone or upon request in person to assist in our efforts to transition the international business to the new structure as well as on other matters within your competence, knowledge and experience. Following the completion of your employment period, you will be terminated.

2. Your Employment Agreement dated November 3, 1997 is considered to be null and void as of January 1, 2001.

3. You will receive a one-time, lump sum severance payment in the amount of $450,000 gross in the pay period immediately following your termination. In addition, you will receive payment for any earned and unused and/or accrued vacation benefits.

4. At the time of the above payment a deduction will be made representing full repayment of the outstanding loan in the amount of $3,348 as documented in the attached Promissory Note. In addition, the $50,000 loan payment made to you in May of 1998 is forgiven.

5. Upon your termination, which is with the consent of the Company for all purposes, all Stock Options which will at the time have been granted to you by the Corporation prior to your termination on January 1, 2001 will be treated as a `retirement' in accordance with the Grant Agreement. Specifically, Options may be exercised in full at any time within six (6) years of the date of termination, provided, however, that if such exercise occurs more than three (3) months after the date of such retirement, the Option shall be treated as a nonqualified stock option. Options cannot extend beyond their expiration date.

6. Regarding your Restricted Stock Awards, I will recommend to the Human Resource Committee of the Corporation's Board of Directors that the awards granted to you by the Corporation prior to your termination on January 1, 2001 be released to you as of the time the restrictions lapse. It is intended that, in accordance with past practices, the awards will be released as per the original schedules if you have not violated Sections 10, 11, 12, 13 and 14 below.

7. I have recommended and the Human Resource Committee has approved an additional grant of benefits under the Thomas & Betts Executive Retirement Plan ("Retirement Plan"), as follows: Your benefits under the Retirement Plan shall be calculated under Section 2.05(b) of the Plan with the addition of five (5) years of credited service such that you shall be credited with a total of eleven (11) years, and such additional months as appropriate, of service.

8. With the successful completion of the employment terms set forth above, and upon the conclusion of the period of inactive employment, your benefits shall be as follows:

         a. Executive Retirement Plan benefits as outlined in paragraph 7 above. A preliminary calculation is provided (Attachment A).

         b. Comprehensive medical and dental coverage, for you and your current covered dependents, for a period of five years commencing on the day following your termination date subject to the provisions of section
         11. The plan benefits and their costs will be based upon then-current plan offerings made available to active employees of Thomas & Betts. As you know, such plans may be changed from time to time and such changes in plan design, and/or participant contribution levels, will be applied to you in the same manner they are applied to our active employee participants.

         Following this five-year period of coverage, you will have the option to continue medical and dental benefits as available through the Consolidated Omnibus Benefits Reconciliation Act (COBRA).

9. The Company shall provide indemnification as currently in effect, and shall maintain Directors' and Officers' Liability coverage under terms and conditions at least as favorable to you, and in amounts at least as much, as those currently in effect; however, such coverage shall in any event be maintained for a minimum period of five (5) years following your termination.

10. You will notify Thomas & Betts if you are employed by, engaging in or rendering service of any nature to any business competitive with the business of the corporation or any affiliate or subsidiary for a period of two years from the date of your termination. You have agreed with the obligations set forth in the Employment Proprietary Information and Invention Agreement (a copy of which is attached as Attachment B). The Company hereby waives any and all restrictions of non-compete as set forth in paragraph 8 of the Agreement, however, you understand and agree that the waiver of this paragraph in no way affects any obligation you have under any other provisions of the Employment Proprietary Information Agreement. You acknowledge that during your employment you developed, acquired and had access to substantial highly confidential operations, legal, technical and financial information. You agree that you shall retain all such confidential information in trust in a fiduciary capacity for the sole benefit of the Company and will not by any means divulge, use, or permit any third party to use any such confidential information except with the written approval of the Company's Chief Executive Officer.

11. You will notify us upon acceptance of any offer of employment obtained. In such event, the following will apply:

         a. Comprehensive coverage for medical and dental benefits will cease upon your participation in such plans by your new employer if available. In the event the coverage provided by your new employer includes any limitation on coverage of a pre-existing condition, then your coverage for that condition under the Thomas & Betts plan will continue uninterrupted, but will be secondary to the coverage provided under the plans of your new employer.

         b. You will secure from your new employer an agreement to make you available at reasonable times in order to fulfill your obligations under section 12 of this agreement.

12. You agree to cooperate fully in any investigation or other legal proceeding requested by the corporation with respect to any matter that arose during your employment with the corporation or which may involve matters within your knowledge. If any claims are asserted by or against the corporation (including its subsidiaries and affiliated entities), with respect to any matter that arose during your employment or about which you have any knowledge or information, you will cooperate fully in the corporation's prosecution or defense of such claims.

13. You specifically agree that you will not make any disparaging remarks, verbally or in writing, about the corporation, its officers, directors, shareholders, its policies, practices and customs, its products, strategies, or otherwise. It is expressly understood that your violation of this undertaking may adversely affect the future vesting of shares and options and the receipt of funds due to be paid upon the completion of your employment which the Board's Human Resources Committee would otherwise approve.

14. You understand and agree that you will refrain from recruiting and/or hiring any employee of Thomas & Betts and its affiliates for a period of three years following the completion of your active employment status.

15. This agreement shall be binding upon and inure to the benefit of any successor or assignee of the Corporation.

15. This agreement shall be construed in accordance with and governed by the laws of the State of Tennessee.

16. Nothing contained in this agreement shall supersede or eliminate any other retirement or other benefit to which you are entitled; the benefits provided herein are in addition to any other benefits to which you would otherwise be entitled. To the extent any benefit conferred here may be inconsistent with any practice or policy maintained by the Company, the provisions of this letter shall be controlling.

Sincerely,

/s/ T. KEVIN DUNNIGAN
------------------------
T. Kevin Dunnigan
Chairman and C.E.O.

                                  Agreed:      /s/ GREGORY M. LANGSTON
                                               --------------------------
                                               Gregory M. Langston

                                  Date:        January 9, 2001
                                               --------------------------